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THE PNC FINANCIAL SERVICES GROUP, INC.                            EXHIBIT 12.1
COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES


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                                                                                            Year ended December 31
                                                Nine months ended   ------------------------------------------------------------
Dollars in millions                            September 30, 2001         2000         1999        1998        1997        1996
-----------------------------------------------------------------   ----------- -----------   ----------  ---------- -----------
EARNINGS
Income from continuing operations before taxes             $1,226       $1,848      $1,788        $1,651     $1,595      $1,526
Fixed charges excluding interest on deposits                  628        1,033         980         1,159      1,080       1,014
                                                 ----------------   ----------- -----------   ----------  ---------- -----------
    Subtotal                                                1,854        2,881       2,768         2,810      2,675       2,540
Interest on deposits                                        1,011        1,653       1,369         1,471      1,457       1,428
                                                 ----------------   ----------- -----------   ----------  ---------- -----------
    Total                                                  $2,865       $4,534      $4,137        $4,281     $4,132      $3,968
                                                 ================   =========== ===========   ==========  ========== ===========

FIXED CHARGES
Interest on borrowed funds                                   $540         $915        $870        $1,065     $1,010        $985
Interest component of rentals                                  39           50          44            33         26          27
Amortization of notes and debentures                            1            1           1             1          1           1
Distributions on Mandatorily Redeemable Capital
   Securities of Subsidiary Trusts                             48           67          65            60         43           1
                                                 ----------------   ----------- -----------   ----------  ---------- -----------
Subtotal                                                      628        1,033         980         1,159      1,080       1,014
Interest on deposits                                        1,011        1,653       1,369         1,471      1,457       1,428
                                                 ----------------   ----------- -----------   ----------  ---------- -----------
Total                                                      $1,639       $2,686      $2,349        $2,630     $2,537      $2,442
                                                 ================   =========== ===========   ==========  ========== ===========

RATIO OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits                               2.95 x       2.79 x       2.82 x      2.42 x      2.48 x      2.50 x
Including interest on deposits                               1.75         1.69         1.76        1.63        1.63        1.62
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